Exhibit 99.1

Sabine Royalty Trust

News Release News Release

SABINE ROYALTY TRUST ANNOUNCES

MONTHLY CASH DISTRIBUTION FOR APRIL 2024

Dallas, Texas, April 5, 2024 – Argent Trust Company, as Trustee of the Sabine Royalty Trust (NYSE: SBR), today declared a cash distribution to the holders of its units of beneficial interest of $0.535500 per unit, payable on April 29, 2024, to unit holders of record on April 15, 2024. Sabine’s cash distribution history, current and prior year financial reports and tax information booklets, a link to filings made with the Securities and Exchange Commission and more can be found on its website, which has recently been updated with a new look, at http://www.sbr-sabine.com/. Additionally, printed reports can be requested and are mailed free of charge.

This distribution reflects primarily the oil production for January 2024 and the gas production for December 2023, which is considered current production. Preliminary production volumes are approximately 64,623 barrels of oil and 1,542,894 Mcf of gas. Preliminary prices are approximately $81.94 per barrel of oil and $2.39 per Mcf of gas.

This month’s distribution is greater than the previous month’s primarily due to an increase in oil and gas production. This was offset somewhat by decreased oil and gas prices.

The table below compares this month’s production and prices to the previous month’s:

	Net to Trust Sales
	Volumes (a)		Average Price (a)
	Oil (bbls)	Gas (per Mcf)	Oil (per bbl)	Gas (per Mcf)

Current Month	64,623	1,542,894	$81.94	$2.39
Prior Month	48,104	1,046,545	$89.38	$2.45
(a)
Sales volumes are recorded in the month the Trust receives and identifies the related royalty income. Because of this, sales volumes and pricing may fluctuate from month to month based on the timing of cash receipts.

Revenues are only distributed after they are received, verified, and posted. Most energy companies normally issue payment of royalties on or about the 25th of every month, and depending on mail delivery, a varying amount of royalties are not received until after the revenue posting on the last business day of the month. The revenues received after that date will be posted within 30 days of receipt.

Due to the timing of the end of the month of March, approximately $297,000 of revenue received will be posted in the following month of April, in addition to normal cash receipts received during April. Since the close of business in March and prior to this press release, approximately $983,000 in revenue has been received.

Approximately $13,000 for 2024 Ad Valorem taxes was deducted from this month’s distribution. These payments are normal expenditures at this time of year.

The 2023 Annual Report with Form 10-K and the January 1, 2024 Reserve Summary are available on the Sabine website at http://www.sbr-sabine.com/.

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Contact:	Nancy Willis – Director of Royalty Trust Services
Argent Trust Company
Toll Free (855) 588-7839